Exhibit 99.1

For release:  February 16, 2012

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports Year End Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE Amex:  NHC, NHC.PRA), one of the nation's oldest long-term health care companies, today announced net income available to common shareholders of $55,401,000 or $4.02 per share basic for the year ended December 31, 2011, compared to $44,022,000 or $3.22 per share basic for the year ended December 31, 2010, an increase of 25.8%.  Annual operating revenues in 2011 increased 7.3% from $720,653,000 to $773,537,000.

Fourth quarter of 2011 net income available to common shareholders was $12,358,000 or 89 cents per basic share, compared to $13,187,000 or 97 cents per basic share in the fourth quarter of 2010, a decrease of 6.3%.  Operating revenues for the fourth quarter of 2011 increased 0.5% from $191,856,000 to $192,742,000.

The decrease in operating results for the fourth quarter of 2011 compared to the same quarter a year ago resulted primarily from the reporting in the fourth quarter of 2010 of a one-time gain of $3,563,000 ($2,172,000 after taxes) on the recovery of assets previously written off.  If the 2010 fourth quarter gain were excluded, net income available to common shareholders for the quarter would have increased 12.2%.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 75 long-term health care centers with 9,456 beds.  NHC affiliates also operate 36 homecare programs, six independent living centers and 17 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.

Page 2
NHC Reports Year End Results

Condensed Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Revenues:	2011	2010	2011	2010
Net patient revenues	$ 178,958	$ 177,476	$ 715,489	$ 663,629
Other revenues	13,784	14,380	58,048	57,024
Net operating revenues	192,742	191,856	773,537	720,653

Costs and Expenses:
Salaries, wages and benefits	108,247	107,983	428,672	400,270
Other operating	50,355	50,359	198,439	197,016
Facility rent	9,992	9,646	39,736	38,086
Depreciation and amortization	7,557	7,251	28,901	27,141
Interest	110	117	443	513
Total costs and expenses	176,261	175,356	696,191	663,026

Income Before Non-Operating Income	16,481	16,500	77,346	57,627
Non-Operating Income	5,677	8,382	20,533	23,340

Income Before Income Taxes	22,158	24,882	97,879	80,967
Income Tax Provision	(7,632)	(9,527)	(33,807)	(28,272)

Net Income	14,526	15,355	64,072	52,695

Dividends to Preferred Stockholders	(2,168)	(2,168)	(8,671)	(8,673)

Net Income Available to Common Stockholders	$ 12,358	$ 13,187	$ 55,401	$ 44,022

Earnings Per Common Share:
Basic	$ 0.89	$ 0.97	$ 4.02	$ 3.22
Diluted	$ 0.88	$ 0.97	$ 3.90	$ 3.22

Weighted average common shares outstanding
Basic	13,811,852	13,568,903	13,774,628	13,671,053
Diluted	16,442,767	13,584,253	16,414,023	13,676,476

Balance Sheet Data
(in thousands)	Dec. 31	Dec. 31
	2011	2010
Cash and marketable securities	$ 280,271	$ 236,463
Current assets	362,186	322,616
Property and equipment, net	429,651	436,392
Total assets	865,672	829,505
Current liabilities	215,907	224,296
Long-term debt	10,000	10,000
Deferred revenue	11,785	13,990
Stockholders' equity	611,736	561,146
-more-

Page 3
NHC Reports Year End Results

Selected Operating Statistics

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2011	2010	2011	2010
Per Diems:
Medicare	$ 427.45	$ 446.20	$ 452.32	$ 398.68
Managed Care	$ 400.80	$ 431.52	$ 415.03	$ 397.54
Medicaid	$ 158.31	$ 156.29	$ 157.48	$ 156.71
Private Pay and Other	$ 183.49	$ 181.66	$ 185.96	$ 184.61

Patient Days:
Medicare	115,000	109,180	466,325	438,754
Managed Care	27,899	22,763	106,489	88,711
Medicaid	287,798	287,193	1,139,880	1,111,203
Private Pay and Other	153,439	156,423	606,975	597,141
	584,136	575,559	2,319,669	2,235,809

Average Per Diem	$ 229.49	$ 229.06	$ 236.03	$ 221.21